Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No.: 333-286651) and Form S-8 (File No.: 333-283728) of our report dated April 20, 2026, with respect to the consolidated financial statements of Lucas GC Limited as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and 2024, which appears in the annual report on Form 20-F of Lucas GC Limited for the year ended December 31, 2025 and 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

April 20, 2026

Enrome LLP	143 Cecil Street #19-03/04 GB Building, Singapore 069542	admin@enrome-group.com www.enrome-group.com